UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 9, 2004

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, OH		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Cleveland-Cliffs Inc published a News Release on September 9, 2004 as follows:

CLIFFS ANNOUNCES RESTART OF IDLE PELLET CAPACITY

CLEVELAND, OH – September 9, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) today announced plans to reactivate an idled furnace at its Northshore Mine in Silver Bay, Minnesota. The furnace has the capacity to produce approximately 800,000 tons of pellets annually and is expected to begin production in 2005. Additional concentrating capacity will also be brought on line to support the reactivated furnace. Total capital cost of the project is estimated to be $30 million, and it would create approximately 35 new jobs. The project is subject to board approval.

Cliffs further stated that it is moving forward with its plans to participate in the 500,000 ton nugget demonstration plant currently being permitted by Mesabi Nuggets at its Cliffs Erie site in Hoyt Lakes, Minnesota. However, with the planned restart of additional pellet capacity at Northshore, Cliffs said current efforts to permit commercial nugget modules at its Silver Bay facility have been terminated. The Company indicated that it expected that any future construction of commercial nugget modules in Minnesota would be at its Cliffs Erie facility. Northshore would be capable of supplying concentrates to the initial nugget demonstration plant as well as subsequent commercial modules.

John Brinzo, Cliffs’ chairman and chief executive officer, said, "We plan to restart the idled furnace in order to meet increased pellet demand from our customers. Our long-term strategic plan for both our Northshore and Cliffs Erie assets will allow us to fully capitalize on the current strong pellet market while we enter the higher-value ferrous metallic market. These investments together with those previously announced at United Taconite demonstrate Cliffs’ commitment to Northeastern Minnesota and will generate benefits to Cliffs’ employees, shareholders and customers for years to come."

Brinzo also acknowledged the efforts of Governor Pawlenty, Senator Bakk, and Representative Dill in enacting special legislation to facilitate the environmental permitting of the initial nugget production plant at Cliffs Erie. He said, "Their collective action demonstrated leadership and vision, and was an instrumental factor in our strategic planning."

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

* * * * *

References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

This news release contains predictive statements that are intended as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

Actual results may differ materially from such statements for a variety of factors, such as: changes in laws and regulations negatively impacting the reactivation of the furnace and the related increases in concentrate production; the failure to obtain required environmental permits in a timely manner; inability to generate sufficient concentrate to support the reactivated furnace; increases in the cost and length of time required for the reactivation; decreases in the demand for steel and iron ore related products; and the impact of customer bankruptcies on our business. Reference is also made to other factors and risks that may cause such forward-looking statements to turn out differently, as set forth in the Company’s Annual Report for 2003 and reports on Forms 10-K and 10-Q and in previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc (Registrant)

September 10, 2004	By:	Donald J. Gallagher

Name: Donald J. Gallagher
Title: Senior Vice President, CFO and Treasurer